Exhibit 6.3

SETTLEMENT AGREEMENT

This agreement (“Agreement”) is made and entered into as of this date by and between AMERIXON CORPORATION, a Florida corporation, EMRY CAPITAL, MIROSLAV ZECEVIC and NICHOLAS ZECEVIC, (collectively known as “PARTY 1”); and RECREATIVES INDUSTRIES, INC., ALGM HOLDINGS, LLC, ANDREW LAPP and GERALD MOUNGER (collectively known as “PARTY 2”).

WHEREAS a dispute has arisen regarding the original terms and performance under a previous Asset Purchase Agreement and other Agreements executed between the parties on or about December 16, 2023, and the parties desire to resolve said dispute in an amicable manner. Further, each of the Parties desires to resolve this matter quickly in order to avoid the uncertainty and delay of alternative means of dispute resolution.

RECITATION OF FACTS:

1.	On or about December 16, 2023, AMERIXON CORPORATION purchased GULF COAST MERCANTILE, LLC from ANDREW LAPP and GERALD MOUNGER for 1,000,000,000 shares of HIRU CORPORATION, a cash payment of $45,078.96 for reconciliation of the Amazon Operating Account balance at closing, and six (6) monthly payments of $12,000.00 each for a total of $72,000.00. One monthly payment of $12,000.00 was made to ALGM HOLDINGS, LLC, and one monthly payment of $12,000 and the Amazon Operating Account balance of $45,078.96 were made to RECREATIVES INDUSTRIES, INC. in exchange for two convertible promissory notes. A net balance of $48,000.00 is still owed.

2.	The payments made to RECREATIVES INDUSTRIES, INC. are memorialized in two convertible promissory notes as follows:

a.	December 29, 2023, for $45,078.96 owed by AMERIXON CORPORATION and,

b.	January 8, 2024, for $12,000.00 owed by AMERIXON CORPORATION.

3.	On January 24, 2023, RECREATIVES INDUSTRIES, INC., issued a convertible promissory note to MIROSLAV ZECIVIC in the amount of $18,000.00 for audit services of FRUCI and Company.

4.	On January 24, 2023, RECREATIVES INDUSTRIES, INC., issued a convertible promissory note to EMRY CAPITAL in the amount of $18,000.00 for IR.

5.	The PARTIES now wish to enter into a global settlement in which all disputes arising from these facts are settled to the satisfaction of all parties.

NOW THEREFORE, IT IS AGREED AS FOLLOWS:

For valuable consideration, including the mutual promises, covenants and releases set forth below, the parties have agreed as follows:

1.	ANDREW LAPP and GERALD MOUNGER will return 1,000,000,000 common shares of HIRU CORPORATION stock to HIRU CORPORATION; and

2.	ALGM HOLDINGS, LLC will relieve AMERIXON CORPORATION and NICHOLAS ZECEVIC of the remaining monthly consulting fees owed to it in the amount of $48,000.00.

IN EXCHANGE FOR:

3.	Assignment by MIROSLAV ZECEVIC of the following convertible promissory note to ALGM HOLDINGS, LLC:

a.	Convertible promissory note in the amount of $18,000.00, dated January 24, 2023 (for Fruci audit)

4.	Assignment by EMRY CAPITAL of the following convertible promissory note to ALGM HOLDINGS, LLC:

a.	Convertible promissory note in the amount of $18,000.00, dated January 24, 2023 (for IR), and

5.	Assignment by AMERIXON CORPORATION of the following convertible promissory notes to ALGM HOLDINGS, LLC:

a.	Convertible promissory note in the amount of $45,078.96, dated December 29, 2023, and

b.	Convertible promissory note in the amount of $12,000.00, dated January 8, 2024.

RESULT:

The intended result of this Global Settlement is as follows:

A.	AMERIXON CORPORATION will have 1,000,000,000 common shares of HIRU CORPORATION and will be relieved of liability for $48,000.00 in monthly consulting fees otherwise owed to ALGM HOLDINGS, LLC.

B.	NICHOLAS ZECEVIC will be relieved of liability for $48,000.00 in monthly consulting fees otherwise owed to ALGM HOLDINGS, LLC.

C.	ALGM HOLDINGS, LLC, will receive the transfer of two convertible promissory notes, each in the amount of $18,000.00, from MIROSLAV ZECEVIC and EMRY CAPITAL.

D.	ALGM HOLDINGS, LLC, will receive the transfer of two convertible promissory notes, one in the amount of $45,078.96 and one in the amount of $12,000.00, from AMERIXON CORPORATION.

E.	Neither MIROSLAVE ZECEVIC nor NICHOLAS ZECEVIC shall retain or possess any debt or equity interest in RECREATIVES INDUSTRIES, INC., or ALGM HOLDINGS, LLC.

F.	EMRY CAPITAL, shall not possess or retain any debt or equity interest in RECREATIVES INDUSTRIES, INC., or ALGM HOLDINGS, LLC

6. The terms of this Settlement Agreement are contractual and are not mere recitals. Each party to the Agreement represents and agrees that it or its representative may sign and bind the respective entity and/or individual to this Agreement and has the requisite authority to do so.

7. Each party hereto represents and agrees that, each of them, is signing this Settlement Agreement in its entirety, and acknowledge that their individual execution of this Agreement is done freely, voluntarily, with full knowledge, and without duress.

8. This Agreement represents the parties’ final and entire agreement, supersedes all prior oral or written communications or agreements between them and shall not be modified except in writing signed by both CORPORATION and CONSULTANT. There are no promises, terms, conditions, or obligations other than those contained in this Agreement.

9. Upon completion of all terms contained in this Agreement, CORPORATION releases CONSULTANT from any and all demands, rights, damages, liabilities, obligations, actions, suits, and claims that it may have against CONSULTANT, now or in the future.

10. Upon completion of all terms contained in this Agreement, CONSULTANT releases CORPORATION from any and all demands, rights, damages, liabilities, obligations, actions, suits, and claims that they may have against CORPORATION, now or in the future.

11. The parties acknowledge that the consideration received by each party as described in this Settlement Agreement is actual and adequate.

12. CORPORATION and CONSULTANT have carefully read this Settlement Agreement in its entirety and acknowledge that their individual execution of this Settlement Agreement is done freely, voluntarily, with full knowledge and without duress.

13. This Agreement shall be binding on and inure to the benefit of all parties, their heirs, personal representatives, successors and assigns.

Date: April 22, 2024

Amerixon Corporation, Inc.

By:
Nicholas Zecevic

Emry Capital

By:
Miroslav Zecevic

ALGM Holdings, Inc.

By:
Andrew Lapp

Gerald Mounger

RECREATIVES INDUSTRIES, INC.

By:
Andrew Lapp

Gerald Mounger

ADDENDUM TO SETTLEMENT AGREEMENT

ALGM Holdings, Inc. assigns its rights to receive a convertible promissory note from Emery Capital to Vic Devlaeminck per a purchase agreement dated 04-22-2024.

Page 3 of the settlement agreement amounts was wrongfully inputted.

Settlement agreement, clarification, and corrections on page 3, as follows, 3A and 4A to be corrected from the amount of $18,000 to the correct amount of $18,500.

3: Assignment by MIROSLAV ZECEVIC of the following convertible promissory note to ALGM HOLDINGS, LLC:

a.
Convertible promissory note in the amount of $18,000.00, dated January 24, 2023 (for Fruci audit)

Should be corrected to $18,500.

4: Assignment by EMRY CAPITAL of the following convertible promissory note to ALGM HOLDINGS, LLC:

a.
Convertible promissory note in the amount of $18,000.00, dated January 24, 2023 (for IR), and

Should be corrected to $18,500